Exhibit 99.1


NEWS

For Release     Immediate


Contacts        (News Media) Tony Zehnder, Corporate Communications
                312.396.7086
                (Investors) Daniel Murphy, Investor Relations
                317.817.2893


        Conseco to divest old block of fixed and equity-indexed annuities

Carmel, Ind., May 8, 2007 - Conseco, Inc. (NYSE: CNO), today announced agreements under which three insurance companies in its Conseco Insurance Group unit will coinsure, with an effective date of Jan. 1, 2007, most of their older inforce equity-indexed annuity and fixed annuity business with Reassure America Life Insurance Company ("REALIC"), a subsidiary of Swiss Re Life & Health America Inc.

Conseco CEO Jim Prieur said, "This transaction is an important step in improving the performance of the company. It will allow us to retire four annuity administrative systems, which will further simplify our back office and reduce our operating expenses. We will consider how best to apply the proceeds from the transaction and the $175 million of capital currently held to support these policies to increase Conseco's return on equity. Options under consideration include repurchases of Conseco common stock and investments in the business."

In the transaction, REALIC will pay a ceding commission of approximately $76.5 million, 100% coinsure and administer these policies, and recognize policy profits as they emerge over time. The Conseco companies will transfer to REALIC approximately $3.0 billion of statutory policy and other reserves, as well as the assets backing these policies. The transaction, which is subject to insurance regulatory approval in several states, is expected to close prior to yearend.

Most of the policies involved in the transaction were issued in the 1980s and 1990s by companies that were later acquired by Conseco. Approximately 90% of the policies being coinsured are from Conseco Insurance Company; the remainder are from Conseco Life Insurance Company and Washington National Insurance Company.

Conseco expects to record after-tax charges related to the transaction of approximately $65 million, plus the block's earnings between the effective date and the close of the transaction. We recognized $8.7 million of these charges in the first quarter of 2007, related to impairment losses on the assets expected to be transferred to REALIC at closing that were in an unrealized loss position at March 31, 2007. The remaining charge, resulting principally from unrecovered insurance intangibles, is expected to be recorded when the transaction closes. The block's after-tax earnings for the first quarter of 2007 were approximately $10 million.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

                                     -more-

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                                                                     Conseco (2)
                                                                     May 8, 2007

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for Conseco's products and trends in Conseco's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business; (ii) mortality, morbidity, usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (iii) changes in our assumptions related to the cost of policies produced or the value of policies inforce at the Effective Date; (iv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (v) performance of our investments; (vi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (vii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (viii) our ability to remediate the material weakness in internal controls over the actuarial reporting process that we identified at year-end 2006 and to maintain effective controls over financial reporting; (ix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (x) our ability to achieve an upgrade of the financial strength ratings of our insurance company subsidiaries as well as the potential impact of rating downgrades on our business; (xi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xiii) general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the returns on and the market value of our investments, and the lapse rate and profitability of policies; and (xiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.




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